SUCCESSION AGREEMENT

THIS SUCCESSION AGREEMENT (the "Agreement") is made as of this 7th day of June, 2019 by and between Atkore International Group Inc. (the "Company") and Kevin P. Fitzpatrick ("Employee").

WHEREAS, as used in this Succession Agreement, the term Company includes Atkore International Group Inc., its subsidiaries, affiliates, successors, assigns, beneficiaries, insurers, representatives, agents and all of the Company's past and present directors, officers, employees, agents, attorneys, insureds, and plan administrators;

WHEREAS, Employee is employed by the Company as its Vice President, Global Human Resources;

WHEREAS, Employee, at the appropriate time, elected to be covered by the Atkore International Group Inc. Severance and Retention Policy for Senior Management (the "Senior Policy") as opposed to severance arrangements negotiated at the time he joined the Company;

WHEREAS, the Company has determined that it is an appropriate time to implement succession in the Vice President, Global Human Resources role on or about June 3, 2019;

WHEREAS, as of June 3, 2019, Employee shall no longer be the Vice President, Global Human Resources for the Company and at that time, he shall assume the role of CEO Advisor with duties that include supporting the leadership transition in human resources and such other duties as the CEO shall reasonably request requiring up to 20 hours per week of phone support for meetings and succession transition discussions and other matters as mutually agreed upon , and to the extent reasonably feasible and effective, to work remotely recognizing that he will occasionally need to be at the Harvey office to discharge certain of his responsibilities through September 30, 2019.

WHEREAS, to implement this succession, the Company will terminate the Employee's employment for reasons other than cause which, under paragraph 2.1 of the Senior Policy is a Qualifying Termination under romanette (i) of that defined term in the Senior Policy;

WHEREAS, the Company has provided notice of termination under the Senior Policy, but the Company offers additional consideration to Employee to support the leadership transition in human resources;

WHEREAS, Employee's employment with the Company will terminate pursuant to the notice provided to Employee under the Senior Policy on the sixty-first day after Employee's receipt of the notice, but the Company, in order to accomplish a well-coordinated transition, is willing to terminate Employee's employment effective October 1, 2019 ("Date of Termination") under the terms set forth in this Succession Agreement;

WHEREAS, the Company has offered to provide Employee with separation benefits in exchange for Employee's acceptance and compliance with the terms of this Agreement; and

WHEREAS, the Employee's compensation and benefits payable under the Senior Policy and pursuant to this Agreement are subject to the requirements of the Senior Policy and the terms and conditions in this Agreement;

NOW, THEREFORE, IT IS HEREBY AGREED by and between Employee and the Company as follows:

1. **Separation Benefits** The Company shall not be obligated to make any payment under Paragraph 1(a) or 1(b) until the revocation period described in paragraph 14 of this Agreement has expired and this Agreement becomes legally binding. Employee understands and agrees that the payments, benefits, and agreements provided in this Agreement are over and above the benefits to which Employee would otherwise be entitled by law, contract, or under the policies and practices of the Company, and that this consideration is being provided in exchange for Employee's entering into and complying with this Agreement and the terms of the Senior Policy.

(a) Senior Policy Separation Benefits and Payments. Employee, subject to all the terms and conditions of the Senior Policy, shall be entitled to the termination benefits and payments provided for a Qualifying Termination under the Senior Policy paragraphs 3.1 (a) – (f). The Senior Policy is hereby incorporated by reference and all such provisions shall apply. For the avoidance of doubt, for purposes of determining the Severance Amount as defined in the Senior Policy, the Company shall use the Employee's bonuses paid after each of the fiscal years 2016, 2017 and 2018 to establish the average bonus.

(b) Medical, Prescription Drug, Dental, and Health Care Flexible Spending Account Benefits. Employee shall be able to continue to receive the medical, prescription drug, and dental coverage until the last day of the month in which his/her employment is terminated. Employee will be offered COBRA following the termination of his/her active coverage on the last day of the month in which Employee was terminated. If Employee elects COBRA coverage, he will participate under the terms set forth in the Senior Policy in paragraph 3.1(f). Following this severance period, Employee may have a right to continue medical and dental coverage for any remaining time afforded under Employee's COBRA rights, but such a continuation period will be at the full COBRA premium rates that are permitted under the relevant plans. Any questions regarding these plans should be directed to the COBRA administrator, the contact information for which will be provided as part of Employee's separation package.

(c) Dependent Day Care Reimbursement Account. Employee's pre-tax contributions to a Dependent Day Care Reimbursement Account will cease on Employee's Date of Termination. Any eligible claims incurred during the calendar year of Employee's Date of Termination will be reimbursed according to the terms of the applicable plan.

(d) Retirement Savings and Investment Plan. Contributions to the Company's Retirement Savings and Investment Plan ("RSIP") shall cease as of Employee's Date of Termination. To request changes to Employee's RSIP account(s) or to obtain additional information, Employee should call the Atkore Employee Service Center at 1-877-336-4332.

RSIP contributions and loan repayments will cease as of Employee's Date of Termination. If Employee has an outstanding loan under the RSIP, Employee will have ninety (90) days from the Date of Termination to repay in full the outstanding loan balance and finance

charges in order to avoid current taxation on the amount of the loan. Should the repayment not occur, the RSIP will consider Employee to be in default on the loan, and the outstanding amount of the loan will be treated as a distribution to Employee. The distribution would be currently taxable under applicable Internal Revenue Service rules.

(e) Life insurance. Employee's life insurance coverage will end on the last day of the month during which Employee is last actively at work for the Company, or as otherwise provided by the plan document. Employee may be eligible to convert basic term life, personal and family accident, accidental death and dismemberment, and supplemental life policies to individual policies. Conversion information is available by contacting the Atkore Employee Service Center at 1-877-336-4332. Employee must apply and must pay the first conversion premium within 31 days of the end of such coverage, if such conversion is available. Employee's business travel accident insurance coverage will end on Employee's last active day at work, and there is no conversion available for this coverage.

(f) Disability insurance and sick pay. Employee's disability insurance coverage will end on Employee's Date of Termination. Sick pay will not be granted after Employee's last active day at work.

(g) Return of Company Property. Employee is required to return all Company property. Company property includes, but is not limited to, his/her building access means, Company I.D., name tags, office keys, company car keys, company car, company computer and/or laptop, all computer files, software, diskettes, compact disks, samples, cases, brochures, papers, notes, and other documents, and all copies of same, relating to the Company, its business, and its customers, that Employee has acquired by virtue of Employee's employment. As of the Date of Termination, the Company will make arrangements to remove, terminate, or transfer any and all business communication lines including network access, cellular phone access, fax line access, and any other business numbers.

(h) Stock Options and Restricted Stock Units (RSUs) and Performance Share Units (PSUs). All stock options and RSUs held by Employee as of Employee's Date of Termination will be treated, with respect to vesting and the ability to exercise them, pursuant to the terms of the applicable plan and/or individual option agreements under which such options were issued. PSUs will likewise be treated pursuant to the terms of the applicable plan and/or individual PSU award agreements under which such PSUs were issued. For the avoidance of doubt, the Company confirms that under this Succession Agreement, if Employee remains employed or on Company approved leave through the Termination Date, the PSU component of the equity award issued in November 2016 shall be payable, if any, to Employee when the PSU award for 2016 has been calculated based on actual performance over the Performance Cycle and is issued/paid to other PSU plan participants. The Company further confirms that, except to the extent Employee has earlier exercised his vested stock options, Company will make Employee whole for lost income and tax withholding if Employee has vested and unexercised stock options and is precluded from exercising such options during the scheduled November – December open trading window period because the trading window is closed to designated insiders. In determining how to make Employee whole, the Company shall use the average of the NYSE closing price of the Company's

common stock for each day during the scheduled open window period (November 26 – December 12, 2019).

(i) Tax Status of Benefits. In the event that the provision of any of the benefits listed above would adversely affect the tax status of the applicable plan or benefits, the Company, in its sole discretion, may elect to pay to Employee cash in lieu of such coverage in an amount equal to the Company's contribution or the average cost of providing such coverage.

(j) Total Benefits. After the Termination Date, Employee will not be eligible to receive any other salary, bonus, or benefits from the Company, other than as provided in this paragraph 1

(k) Reduction of Separation Pay. The Company reserves the right to makedeductions, in accordance with applicable laws, for any monies owed to the Company by Employee or forthe value of the Company property that Employee has retained in his/her possession.

(l) Executive Physical. Company will provide to Employee by December 31, 2020, the Executive physical benefit that he qualified for in 2019.

(m) Financial Planning Stipend. Company will provide to Employee by December 31, 2020, the financial planning reimbursement benefit that he qualified for in 2019.

(n) Base Salary from June 3, 2019 through September 30, 2019. In the event Employee dies between the date of this Agreement and September 30, 2019, Company guarantees payment of Employee's remaining base salary through September 30, 2019 to his estate. For the avoidance of doubt, the terms and conditions of the Senior Policy control in relation to the benefits under the Senior Policy.

Employee understands, acknowledges, and agrees that these benefits exceed what the Employee is otherwise entitled to receive on separation from employment, and that these benefits are being given as consideration in exchange for executing this Agreement and the general release contained herein. The Employee further acknowledges that the Employee is not entitled to any additional payment or consideration not specifically referenced in this Agreement.

2. **Release and Waiver of Claims**. In consideration of the payments and benefits to which Employee is entitled as a Participant (as defined in the Senior Policy) and those additional payments and benefits specifically provided for in this Agreement, Employee hereby waives and releases and forever discharges Atkore International Group Inc. and its subsidiaries (together, the "Company"), its parent entities, subsidiaries, divisions, limited partnerships, affiliated corporations, successors and assigns and their respective past and present directors, managers, officers, stockholders, partners, agents, employees, insurers, attorneys, and servants each in his, her or its capacity as such, and each of them, separately and collectively (collectively, "Releasees"), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that Employee ever had and now has against any Releasee including, but not limited to, claims and causes of action arising out of or in any way related to your employment with or separation from the Company, to any services performed for the Company, to any status, term or condition in such employment, or to any physical or mental harm or distress from such

employment or non-employment or claim to any hire, rehire or future employment of any kind by the Company, all to the extent allowed by applicable law. This release of claims includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys' fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act ("WARN"), or equivalent state WARN act, the Employee Retirement Income Security Act ("ERISA"), and the Sarbanes-Oxley Act of 2002. Employee understands that this release of claims includes a release of all known and unknown claims through the date on which this release of claims becomes irrevocable (the "Effective Date").

a. Limitation of Release: Notwithstanding the foregoing, this release of claims will not prohibit Employee from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission ("EEOC") or an equivalent state civil rights agency, but Employee agrees and understands that Employee is waiving his right to monetary compensation thereby if any such agency elects to pursue a claim on Employee's behalf. Further, nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers' compensation or unemployment benefits or any claims that may arise after the Effective Date. In addition, nothing in this release of claims will be construed to affect any of the following claims, all rights in respect of which are reserved:

(a) Any payment or benefit set forth in the Senior Policy;
(b) Reimbursement of unreimbursed business expenses properly incurred prior to the termination date in accordance with the policy of the Company;
(c) Claims under the Equity Plans (as defined in the Senior Policy) in respect of vested Company equity held by Employee;
(d) Vested benefits under the general Company employee benefit plans (other than severance pay or termination benefits, all rights to which are hereby waived and released except to the extent provided for in this Agreement);
(e) Any claim for unemployment compensation or workers' compensation administered by a state government to which Employee is presently or may become entitled;
(f) Any claim that the Company has breached this release of claims; and
(g) Indemnification as a current or former director or officer of the Company or any of its subsidiaries (including as a fiduciary of any employee benefit plan), or inclusion as a beneficiary of any insurance policy related to your service in such capacity.

b. Return of Company Property. Not later than the Effective Date, Employee agrees to return, or hereby represent that Employee has returned as of such date (if Employee have not signed this Agreement by such date), to the Company all Company property, equipment and materials, including, but not limited to, any company vehicle, any laptop computer and peripherals; any cell phone or other portable computing device; any telephone calling cards; keys; Company identification card; any credit or fuel cards; and all tangible written or graphic materials (and all copies) relating in any way to the Company or its business, including, without limitations, documents, manuals, customer lists and reports, as well as all data contained on computer files, "thumb" drives, "cloud" services, or other data storage device, or home or personal

computers and/or e-mail or internet accounts.

c. <u>No claims Against Employee</u>. To the knowledge of Bill Waltz and Daniel Kelly, the Company is not aware of any potential claims, damages, or causes of action against Employee at this time.

3. **<u>Confidentiality</u>**. (a) Employee agrees that Employee shall not, directly or indirectly, use, make available, sell, disclose, or otherwise communicate to any person, otherthan in the course of Employee's assigned duties and for the benefit of the Company, either during the period of Employee's employment or at any time thereafter, any nonpublic, proprietary, or confidential information, knowledge, or data relating to the Company or any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Employee during Employee's employment by the Company or a subsidiary. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Employee; (ii) becomes known to the public subsequent to disclosure to Employee through no wrongful act of Employee or any representative of Employee; or (iii) Employee is required to disclose by applicable law, regulation, or legal process (provided that Employee provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, Employee's obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

(b) <u>Non-solicitation.</u> During Employee's employment with the Company or a subsidiary of the Company and for the one (1) year period thereafter, Employee agrees that Employee will not, directly or indirectly, individually or on behalf of any other person, firm, corporation, or other entity, knowingly solicit, aid, or induce (i) any employee of the Companyor any of its subsidiaries or affiliates (as defined by the Company) to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation, or other entity unaffiliated with the Company or knowingly take any action to assist or aid any other person, firm, corporation, or other entity in identifying or hiring any such employee or (ii) any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation, or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer.

(c) <u>Reasonableness</u>. Employee acknowledges that the restrictions contained in paragraph 3 of this Agreement are reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have executed this Agreement in the absence of such restrictions, and that any violation of any provision of this paragraph will result in irreparable injury to the Company. By executing this Agreement, Employee represents that Employee's experience and capabilities are such that the restrictions contained in this paragraph 3 will not prevent Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. Employee further represents and acknowledges that (i) Employee has been advised by the Company to consult with legal counsel of Employee's choosing with respect to this Agreement, and (ii) that Employee has had full opportunity, prior to executing this Agreement, to review thoroughly this Agreement with legal counsel. In the event the provisions of this paragraph shall ever be deemed to exceed the time, scope, or geographic

limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope, or geographic limitations, as the case may be, permitted by applicable laws.

4. **Survival of Provisions**. The obligations contained in any paragraph that contains obligations to be performed following the termination of Employee's employment with the Company shall survive such termination and shall be fully enforceable thereafter. Nothing in this Agreement shall affect Employee's obligations under any other agreement in which he has one or more restrictive covenants

5. **Rehire Rights**. Employee is eligible to be rehired; however, Employee agrees that he will not seek or accept employment with the Company. Employee further agrees and recognizes that Employee has irrevocably severed Employee's employment relationship with the Company, and that the Company has no obligation to employ or retain the services of Employee in the future. Notwithstanding the foregoing, in the event that the Company acquires and/or otherwise merges with Employee's then-current employer, Employee is not required to resign.

6. **Non-Disparagement**. Employee agrees that Employee will not disparage or subvert the Company, or make any statement of opinion (as opposed to a statement of fact) reflecting negatively on the Company, its affiliated corporations or entities, or any of its present or former officers, directors, employees, agents, or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Employee's employment, and the termination of Employee's employment, irrespective of the truthfulness or falsity of such statement. Company agrees that, to the extent reference inquiries for Employee are directed to Angel Lowe and/or Bill Waltz, they shall, in good faith, follow the agreed upon outline attached as Exhibit A for verbal or written inquiries. Employee endeavors, in good faith, to notify Ms. Lowe and/or Mr. Waltz in the event a reference inquiry is likely to be received. The parties acknowledge that for verbal inquiries, responses for information beyond what is included in the outline may be required and Ms. Lowe and Mr. Waltz will respond to such inquiries in good faith.

7. **Cooperation with Company**. Employee will make himself reasonably available by telephone or in person to Company executives if there is any question regarding Employee's former responsibilities at the Company. Further, Employee agrees to cooperate with the Company, at its request, in connection with Company matters of which he had knowledge, including without limitation any and all claims against or by the Company that are brought or commenced by any individual or entity. Such cooperation shall include, but not be limited to: meeting with the Company's employees, and/or the Company's attorneys, auditors, or other representatives; testifying at any trial or proceeding without the need for the Company formally to serve Employee with a subpoena; and in any other lawful ways that the Company deems appropriate. The Company agrees that it will reimburse Employee for any reasonable expenses and lost wages that result from any such cooperation, upon Employee's submission of documentary proof of such expenses. The parties agree that any appearance for trial or deposition testimony given by Employee in matters addressed by this paragraph will be pursuant to subpoena, and the attendant payment to which Employee will be entitled shall be governed solely by any statute(s) or rule(s) applicable to such appearance.

8. **Non-Disclosure.** Subject to the provisions of paragraph 3(c), Employee agrees not to disclose the terms of this Agreement to anyone, except his/her spouse, attorney, and, as necessary, tax/financial advisor and further agrees that he may only do so provided that such

individuals agree to be bound by this Agreement's confidentiality obligation. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

9. **Corporate Records.** Employee agrees that as of October 1, 2019 and thereafter, Employee shall not have in Employee's possession any records and business documents, whether on a computer, electronically stored, or in hard copy format, or other materials (including, but not limited to, originals or copies of computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, or sales records) (collectively, the "Corporate Records") provided by the Company and/or its predecessors, subsidiaries, or affiliates or obtained as a result of Employee's employment with the Company and/or its predecessors, subsidiaries, or affiliates, or created by Employee while employed by or rendering services to the Company and/or its predecessors, subsidiaries, or affiliates. Employee acknowledges that all such Corporate Records are the property of the Company.

10. **No Admission.** The parties agree and acknowledge that the negotiation and execution of this Agreement, and any actions taken in fulfillment of the representations or obligations described herein, do not constitute an admission by either party of wrongdoing or of liability of any kind.

11. **Remedies.** (a) Employee agrees and recognizes that, should Employee breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Employee with the consideration set forth herein, and will have the right to seek repayment of some of the consideration paid up to the time of any such breach. Further, Employee acknowledges, in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief, monetary damages, attorneys' fees, and costs. Employee further agrees that the Company shall be entitled to both preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits, and other benefits relating to or arising out of any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

12. **Governing Law.** This Agreement, and the obligations of the parties hereunder, shall be construed, interpreted, and enforced in accordance with the laws of the state of Illinois, excluding its conflict of laws rules, and Employee and Company agree to submit to personal jurisdiction in Illinois and agree to submit to venue in its federal and state courts.

13. **Legal Representation.** Employee certifies and acknowledges as follows:

(a) that Employee has read the terms of this Agreement, and that Employee understands its terms and effects, including the fact that Employee has agreed to release, waive, and forever discharge the Company and each and every one of its affiliated entities from any legal action arising out of Employee's employment relationship with the Company and the termination of that employment relationship;

(b) that Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Employee acknowledges is adequate and

satisfactory to Employee and which Employee acknowledges is in addition to any other benefits to which Employee is otherwise entitled;

(c) that Employee has been, and is hereby, advised in writing to consult with an attorney prior to signing this Agreement; and

(d) that Employee does not waive rights or claims that may arise after the date this Agreement is executed.

14. **Consideration Period**. Employee understands and agrees that he has been given twenty one (21) days from the receipt of this Agreement to consider whether to sign it. If Employee does not deliver a signed copy of this Agreement to the Company's Human Resources representative by the close of business (5:00 pm Central Time) on the twenty-first day after the receipt of this Agreement, the offer contained in this Agreement is automatically withdrawn. Employee and Company agree that no proposed or actual change in the terms presented in this Agreement, material or immaterial, shall extend or recommence the consideration period.

15. **Revocation Period**. Employee may revoke this Agreement within seven (7) calendar days after Employee signs it, and, if so done, this Agreement shall not become legally binding. Any revocation within this period must be submitted in writing and must state, "I hereby revoke my acceptance of our Succession Agreement." The revocation must be delivered to Employee's local Human Resources representative and must be postmarked within seven (7) calendar days of Employee's execution of this Agreement. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Employee resides, then the revocation period shall not expire until the next following day that is not a Saturday, Sunday, or legal holiday. In the event of a timely revocation by Employee, this Agreement will be deemed null and void, and the Company will have no obligations hereunder.

16. **Severability**. If any provision(s) of this Agreement, or the application thereof, is held to be invalid or unlawful, the remaining provisions of this Agreement shall be enforceable to the fullest extent permitted by law.

17. **Entire Agreement.** This Agreement, including the Whereas clauses which are an integral and enforceable part of this Agreement, contains all of the understandings and representations between the Company and Employee relating to the Employee's separation of employment and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, regarding Employee's benefits and payments upon separation from the Company ; provided however, that nothing in this Agreement modifies, supersedes, voids or otherwise alters Employee's confidentiality and restrictive covenants commitments (e.g. non-compete, non-solicitation and confidentiality) in other agreements with the Company, including but not limited to any stock option, restricted stock unit and performance share unit plans and award agreement(s), the Senior Policy or any other contractual obligations between the Company and Employee not specifically and expressly waived in this agreement. No modification of this Agreement shall be legally binding unless made in writing and signed by both parties.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK. SIGNATURES FOLLOW ON THE NEXT PAGE.]

BY SIGNING THIS AGREEMENT, EMPLOYEE ACKNOWLEDGES THAT HE: (i) HAS READ AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT; (ii) HAS BEEN ADVISED OF HIS/HER RIGHT TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; AND (iii) HAS SIGNED THIS AGREEMENT VOLUNTARILY AND OF HIS/HER OWN FREE WILL.

Employee

[signature]

____
Signature

Kevin P Fitzpatrick
____
Print Employee Name

Date: June 7, 2019

Atkore International Group Inc.

____
Signature

Title:__________________________

Date: __________________________

BY SIGNING THIS AGREEMENT, EMPLOYEE ACKNOWLEDGES THAT HE: (i) HAS READ AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT; (ii) HAS BEEN ADVISED OF HIS/HER RIGHT TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; AND (iii) HAS SIGNED THIS AGREEMENT VOLUNTARILY AND OF HIS/HER OWN FREE WILL.

Employee	**Atkore International Group Inc.**
____________________ Signature	[signature] Signature
____________________ Print Employee Name	Title: CEO
Date: ________________	Date: 6-7-2019